Ex 99.1

DOLLAR TREE, INC. ANNOUNCES MANAGEMENT CHANGES
~ Gary Philbin Promoted to Enterprise President of Dollar Tree, Inc. ~
~ Duncan Mac Naughton Named President of the Family Dollar Banner ~

CHESAPEAKE, Va. - January 5, 2017 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, today announced management changes, including the promotion of Gary Philbin and the addition of Duncan Mac Naughton.
Gary Philbin, age 60, has been promoted to Enterprise President of Dollar Tree, Inc. In his new role, Mr. Philbin’s responsibilities will include store operations, merchandising, marketing and real estate across all banners including Dollar Tree, Family Dollar and Dollar Tree Canada. He will continue to report to Bob Sasser, Chief Executive Officer.
With more than 15 years at Dollar Tree, Mr. Philbin has served in numerous leadership capacities within the Dollar Tree, Dollar Tree Canada and Family Dollar banners. He most recently served as President and Chief Operating Officer of Family Dollar, where he oversaw the development of strategic initiatives and the successful achievement of budgetary, synergy, and transition goals following Dollar Tree’s acquisition of Family Dollar in July 2015. From 2007 to 2015, prior to the acquisition of Family Dollar, he served as President, Chief Operating Officer for the Dollar Tree banner. He began his career with Dollar Tree in 2001 as Senior Vice President of Stores.
“I am extremely pleased to have Gary assume this important role for our organization,” said Bob Sasser, Chief Executive Officer. “Since joining Dollar Tree in 2001 as Senior Vice President of Stores and later as President and Chief Operating Officer, Gary has played an integral role in our growth, success and sector-leading profitability. With his experience at Dollar Tree, Dollar Tree Canada and most recently his outstanding leadership as President of Family Dollar, Gary is uniquely positioned to contribute to our continued success in his new role as Enterprise President.”
“I am pleased to have the opportunity to lead the Dollar Tree, Family Dollar and Dollar Tree Canada teams in this new role as Enterprise President,” said Philbin. “Additionally, I would like to welcome Duncan Mac Naughton to the Family Dollar team. Duncan is an accomplished retail leader and will be instrumental in continuing to develop and improve the Family Dollar banner through an intense focus on the customer. I also want to thank the thousands of Family Dollar team members across the country for their dedication and efforts through the past eighteen months of integration.”
Duncan Mac Naughton, age 54, has joined the Company as President and Chief Operating Officer of Family Dollar. He will report to Gary Philbin, Enterprise President of Dollar Tree, Inc.

Mr. Mac Naughton has more than 30 years of leadership experience in the food, grocery, mass merchant and specialty retail industries. He most recently served as Chief Executive Officer of Mills Fleet Farm. He has held numerous leadership roles at Wal-Mart Stores, Inc., including Chief Merchandising and Marketing Officer of Wal-Mart U.S. from 2011 to 2014, Executive Vice President of Consumables Health and Wellness and Walmart.com from 2010 to 2011, and Chief Merchandising Officer of Wal-Mart Canada from 2009 to 2010. From 2006 to 2009, he served as Executive Vice President, Merchandising and Marketing for Supervalu, Inc., including serving as the Head of the Health and Wellness Division.
“I look forward to working with Duncan as we continue to develop the Family Dollar banner to its highest level of productivity,” Sasser continued. “Just as we have done at Dollar Tree, our goal is to serve the Family Dollar customer with terrific merchandise values in stores that offer a bright, fun and friendly shopping environment. Duncan brings a tremendous amount of experience, retail acumen and energy to our Family Dollar brand and to the entire Dollar Tree organization. With his extensive leadership experience in the discount retail industry, Duncan can immediately make important contributions to our organization. There are exciting opportunities ahead for the Family Dollar banner under Duncan’s leadership.”
“I am honored to lead the Family Dollar team, a well-recognized brand with a legacy of delivering value and convenience for more than five decades,” said Mac Naughton. “In partnership with Bob, Gary and the entire management team, I relish the opportunity to grow and improve the Family Dollar business. Our focus will continue to be on meeting the everyday needs of our customers - through providing terrific values, affordable prices, and the right assortment in clean, convenient and shopper friendly stores.”
Shared Services, including Strategic Planning, Finance, Supply Chain, Corporate Administration, Audit and Legal, will continue to report to Bob Sasser, Chief Executive Officer, as will Gary Philbin in his new role of Enterprise President.
Dollar Tree, a Fortune 200 Company, operated 14,284 stores across 48 states and five Canadian provinces as of October 29, 2016. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding our infrastructure, growth prospects and future financial and operating results. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 28, 2016 and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:    Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com